                              CONTRACT INFORMATION



First Insured                 [John Doe]                        Certificate Number                   [NV-12345678]

Issue Age/Sex                 [65 ] [Male]                      Contract Date                        [January 1, 1999]

Rating Class                  [Standard] [Non-Tobacco]


                                                                Initial Death Benefit                [$60,252.00]

                                                                Initial Payment                      [$30,000.00]

                                                                Initial Fixed Account
                                                                Guaranteed Interest Rate             [4.00%]







Additional Agreements

[none]

[LOGO]LIBERTY
      MUTUAL(TM)

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
                      A MEMBER OF THE LIBERTY MUTUAL GROUP


Home Office:            175 Berkeley Street, P.O. Box 140, Boston, Massachusetts
                          02117-0140.
Service Center:         100 Liberty Way, Dover, New Hampshire  03820-5808

                     READ THIS INSURANCE CONTRACT CAREFULLY

RIGHT TO RETURN
This is a legal contract between You and the Company. If You are not satisfied, You may return it to Us or Your agent within [10] days of its receipt and any payment will be refunded, less the amount of any partial withdrawals.

Liberty Life Assurance Company of Boston, a stock Company has issued a Modified Single Payment Variable Life Insurance contract to the Contractholder. We will pay the benefits provided by the Group Contract, subject to its terms and conditions, in consideration of Your application for coverage under the Group Contract and the receipt of Your Initial Payment. The CONTRACT GUIDE on the inside of the front cover shows where the major Contract provisions can be found.

This contract is a Certificate which is evidence of Your coverage under the Group Contract. It contains a summary of the Group Contract. If there is a conflict between this Certificate and the Group Contract, the provisions of the Group Contract will govern.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE FIXED ACCOUNT EARNINGS AND CONTRACT CHARGES. SEPARATE ACCOUNT VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE. THESE VALUES ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE DEATH BENEFIT IS DESCRIBED ON PAGE 4.

Signed for the Company.


/s/ DEXTER R. LEGG                   /s/ EDMUND F. KELLY

     SECRETARY                           PRESIDENT


CERTIFICATE DESCRIPTION
This is a GROUP MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CERTIFICATE.
The Death Benefit is payable if the Insured dies while this contract is in force and before the Maturity Date. A Maturity Benefit is payable if the Insured is living on the Maturity Date. Death Benefit and Account Value may vary with investment and earnings experience and contract charges. This contract is not eligible for Dividends.

                                                                            Page
CONTRACT         ASSIGNMENT                                                   7
GUIDE            CONTRACT LOANS                                              12
                 CONTRACT VALUES                                              8
                 DEATH BENEFIT                                                4
                 DEFINITIONS                                                  3
                 GENERAL CONTRACT PROVISIONS                                  6
                 GRACE PERIOD                                                 6
                 INCONTESTABILITY AND SUICIDE                                 7
                 INTEREST AND CHARGES                                        23
                 MATURITY BENEFIT                                             5
                 OWNER AND BENEFICIARY                                        7
                 PAYMENT OF PROCEEDS                                         18
                 PAYMENT OF PROCEEDS OPTIONS                                 18
                 PAYMENTS                                                     5
                 REINSTATEMENT                                                6
                 SEPARATE ACCOUNT PROVISIONS                                 11
                 TABLE OF GUARANTEED MONTHLY MAXIMUM
                 COST OF INSURANCE RATES                                 21, 22
                 TABLE OF WITHDRAWAL CHARGES                                 23
                 WITHDRAWAL                                                  13
                 ANY ADDITIONAL AGREEMENTS, ENDORSEMENTS
                 AND A COPY OF THE APPLICATION APPEAR
                 AFTER PAGE                                                  23

DEFINITIONS       This is what We mean when We use the following words in Your contract:

                  ACCUMULATION UNIT. An accounting unit of measurement which We use to calculate the value of a sub-account.

                  ATTAINED AGE. The Insured's age on his or her last birthday.

                  CONTRACT DATE. The date when insurance coverage becomes effective.

                  INDEBTEDNESS. Any unpaid contract loan and unpaid loan interest.

                  LOAN ACCOUNT. An account established for amounts transferred from the sub-accounts or the Fixed Account as security for outstanding Indebtedness.

                  MONTHLY DATE. The same day in each month as the Contract Date. The day of the month on which the Monthly Deduction is taken from Your Account Value.

                  NET DEATH BENEFIT. The Death Benefit, less any Indebtedness.

                  PROCEEDS. All or part of the amount payable under any provision of this contract.

                  WRITTEN REQUEST. A notice in writing, satisfactory to Us, placed on file at Our Service Center.

                  VALUATION DAY. The day when a sub-account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

                  VALUATION PERIOD. The time period between the close of business on successive Valuation Days.

                  WE, OUR, US, THE COMPANY. Liberty Life Assurance Company of Boston.

                  YOU, YOUR, OWNER. The Owner of this contract, who may be someone other than the Insured.

DEATH             THE BENEFIT
BENEFIT           If the Insured dies while this contract is in force, We will pay a Death Benefit to the Beneficiary. The Death Benefit will be the greater of:

                     - the Initial Death Benefit shown on the Contract Information page; or

                     -   a percentage, shown below, of the Account Value.

                  The Initial Death Benefit is reduced proportionately for partial withdrawals (see page 13). We will reduce the Death Benefit by any Indebtedness. The Death Benefit will be determined on the date We receive proof, satisfactory to Us, of the Insured's death. The applicable percentage is based upon the Insured's Attained Age.

ATTAINED AGE     ACCOUNT    ATTAINED AGE     ACCOUNT   ATTAINED AGE     ACCOUNT    ATTAINED AGE     ACCOUNT
                 VALUE %                     VALUE %                    VALUE %                     VALUE %
 40 & less         250           51            178          62            126           73            109
     41            243           52            171          63            124           74            107
     42            236           53            164          64            122          75-90          105
     43            229           54            157          65            120           91            104
     44            222           55            150          66            119           92            103
     45            215           56            146          67            118           93            102
     46            209           57            142          68            117          94-99          101
     47            203           58            138          69            116           100           100
     48            197           59            134          70            115
     49            191           60            130          71            113
     50            185           61            128          72            111

                  GUARANTEED DEATH BENEFIT
                  This contract has a guaranteed Death Benefit equal to the Initial Death Benefit. In the absence of Indebtedness, this guaranteed Death Benefit will be in effect until the date shown in the table below:

                         INSURED'S ISSUE AGE                        EXPIRY DATE OF GUARANTEED DEATH BENEFIT
                                  0-34                              30 Years from the Contract Date
                                 35-54                              20 Years from the Contract Date
                                 55-80                              10 Years from the Contract Date
                                 81-85                               5 Years from the Contract Date

                  The guaranteed Death Benefit is reduced proportionately for partial withdrawals (see page 13).

                  While the Guaranteed Death Benefit is in effect, on any Monthly Date when the Surrender Value is not sufficient to cover the Monthly Deduction and this contract has no Indebtedness, We will waive that insufficiency and waive all future Monthly Deductions until the earlier of the Surrender Value being sufficient to cover the Monthly Deductions or the Guaranteed Death Benefit expires.

                  If the Surrender Value is not sufficient to pay the Monthly Deduction or Loan Interest after the Guaranteed Death Benefit has expired or this contract has Indebtedness, this contract will enter the Grace Period. To keep this contract in force, an amount at least as large as (A) plus (B) plus (C) must be remitted, where:
                  (A) is the amount by which the Monthly Deduction is
                      insufficient;
                  (B) is the next three Monthly Deductions; and
                  (C) is the net loan interest for the next 3 months (net loan interest is contract loan interest charged less interest credited on the loan balance).

                  This remittance will be considered a loan repayment, unless otherwise specified in writing. If the amount necessary to keep this contract in force exceeds the outstanding Indebtedness, only the Indebtedness is due. Once the Indebtedness has been repaid, all future Monthly Deductions will be waived until the Surrender Value is sufficient to cover the Monthly Deductions or the Guaranteed Death Benefit expires.

                  INTEREST ON DEATH BENEFIT
                  We will pay interest on any Death Benefit payable in one sum. The interest rate will never be less than 3 1/2% per year from the date of death to the date of payment, or the rate required by applicable state law, if greater.

MATURITY          MATURITY BENEFIT
BENEFIT           We will pay a Maturity Benefit to You if the Insured is living and coverage under this contract is in force on the Maturity
                  Date, which is the contract anniversary on or following the Insured's 100th birthday. The amount of the Maturity Benefit is equal to the Surrender Value.

PAYMENTS          INITIAL PAYMENT
                  The Initial Payment is shown on the Contract Information page and is payable on or before delivery of this contract. The payment is payable at Our Service Center or to an authorized agent. A copy of Your application, signed by Us or Our authorized agent, is Your receipt for Your Initial Payment.

                  SUBSEQUENT PAYMENTS
                  We will accept additional payments if:

                  -   the payment is required to keep this contract in force; or

                  - the payment is at least $1,000 and the payment will not result in the disqualification of coverage under the Group Contract as life insurance under the Internal Revenue Code as it now exists or may later be amended.

                  If We accept an additional payment, evidence of insurability satisfactory to Us will be required if an increase in the Death Benefit occurs as a result of such payment.

                  PAYMENT ALLOCATION
                  The Initial Payment will be allocated to the Fixed Account on the date We receive the payment.

                  The Account Value of the Fixed Account will then be allocated to the sub-accounts, in whole percentages, according to the payment allocation specified in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of Your contract.

                  GRACE PERIOD
                  If this contract has Indebtedness and the Surrender Value is insufficient to pay the Monthly Deduction and either a contract has Indebtedness or the Guaranteed Death Benefit has expired, a Grace Period of 61 days will be permitted for a payment sufficient to continue this contract in force. We will send a notice to You at Your last known address requesting the amount due. If the required amount is not received within 61 days, this contract will terminate without value. If the Insured dies during a Grace Period, the Death Benefit will be reduced by any Monthly Deductions or Loan Interest due but not paid.

                  REINSTATEMENT
                  This contract may be reinstated within five years of the end of the Grace Period and prior to the Maturity Date if We receive:

                  -   Your Written Request to reinstate this contract;
                  -   evidence of insurability satisfactory to Us; and
                  - a payment equal to at least three Monthly Deductions following the effective date of reinstatement.

                  If the Indebtedness is not repaid, such Indebtedness will also be reinstated.

LIFE              LIFE INSURANCE QUALIFICATION
INSURANCE         Coverage under the Group Contract is intended to qualify for
QUALI-            treatment as life insurance under the Internal Revenue Code as
FICATION          it now exists or may later be amended. We reserve the right to amend the Group Contract and this contract to comply with future changes in the Code and its Regulations. Any amendments will be made by an agreement approved by the proper regulatory authorities. We will promptly provide You with a copy of any amendment.

                  We reserve the right to refuse premium payments and to return those premium payments, in whole or in part, if accepting them would disqualify coverage under the Group Contract from favorable tax treatment under the Code. A premium payment will not be refused if the payment will prevent this contract from terminating.

GENERAL           YOUR CONTRACT
CONTRACT          Your contract is issued in consideration of Your application
PROVISIONS        for coverage under the Group Contract and the Initial Payment.
                  This contract contains a summary of the terms of the Group
                  Contract. All statements made by the Contractholder, or by an Owner, or an Insured are representations and not warranties.
                  No statement made by or on behalf of an Insured will be used by Us to rescind the coverage under the Group Contract, or defend a claim under it, unless a copy of the instrument containing such statement has been furnished to an Insured, if living, otherwise to the Beneficiary of the coverage being contested.

                  Any additional amendments to this contract, summarizing changes to the Group Contract are shown on the Contract Information page. These amendments are attached to and made a part of this contract.

                  WAIVER
                  Only an officer of the Company can waive or change any provision of the Group Contract or a contract issued under the Group Contract, and only by means of a written instrument.

                  No agent may change or waive any provision of the Group Contract or a contract issued under the Group Contract.

                  We may modify the terms and conditions of the Group Contract to conform to any new law or regulation affecting the Group Contract or a contract issued under the Group Contract. Any change to the Group Contract or any contract agreed to between the Contractholder and Us will not prejudice the rights of any individual covered under the Group Contract on the effective date of the change.

                  MISSTATEMENT OF AGE OR SEX
                  If the age or sex of the Insured has been misstated, any Proceeds will be adjusted to that amount which the payments paid would have purchased at the correct age and sex. Age refers to the Insured's age last birthday on the Contract Date.

                  ASSIGNMENT
                  Your contract may be assigned. We will not be on notice of any assignment until a duplicate of the original assignment is filed at Our Service Center. We assume no responsibility for the validity or effect of any assignment, and may rely solely on the assignee's statement of interest.

                  CONTRACT ANNIVERSARY
                  Contract years and anniversaries will be computed from the Contract Date.

                  COMPLIANCE WITH LAW

                  If any provision of this contract is in conflict with any applicable law, it is hereby amended to comply with the minimum requirements of such law.

OWNER AND         OWNER
BENEFICIARY       The Owner is as named in the application on the Contract Date, and may be changed from time to time. Unless otherwise provided, the ownership rights of an individual who dies before the Insured will belong to the surviving joint owner, or if no joint owner, to the executors or administrators of that individual's estate. The ownership rights of a corporation, partnership or fiduciary will belong to its successors or assigns.

                  During the Insured's lifetime, the rights and privileges stated in this contract may be exercised only by the Owner.

                  BENEFICIARY
                  The Beneficiary is as named in the application on the Contract Date, and may be changed from time to time. The interest of any Beneficiary who dies before the Insured will terminate at the death of that Beneficiary.

                  If no Beneficiary designation is in effect at the Insured's death, or if there is no designated Beneficiary then living, You will be the Beneficiary. However, if the Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

                  CHANGE OF OWNERSHIP OR BENEFICIARY
                  You may change the Owner or any Beneficiary by Written Request during the Insured's lifetime. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not You or the Insured is living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

INCONTEST-        INCONTESTABILITY AFTER TWO YEARS
ABILITY AND       In the absence of fraud, an Insured's coverage under this
SUICIDE           contract will be incontestable after it has been in force
                  during the Insured's lifetime;

                  - with respect to the Initial Death Benefit, for two years from the Contract Date; and

                  - with respect to each increase in the Initial Death Benefit, for two years from the effective date of that increase.

                  SUICIDE WITHIN TWO YEARS
                  If the Insured dies by suicide within two years from the Contract Date, while sane or insane, the amount payable under this contract will be limited to the greater of the Account Value less Indebtedness or the minimum value required by the state where this contract was issued for delivery.

CONTRACT          ACCOUNT VALUE
VALUES            Your Account Value on the Contract Date is equal to the
                  Initial Payment less the Monthly Deduction for the first contract month.

                  On each Monthly Date, Your Account Value equals:

                  - the sum of the value of Your Accumulation Units in the sub-accounts; plus
                  -   Your Account Value in the Fixed Account; plus
                  -   the value of Your Loan Account, if any; minus
                  -   the Monthly Deduction.

                  On each Valuation Day, other than a Monthly Date, Your Account Value equals:

                  - the sum of the value of Your Accumulation Units in the sub-accounts; plus
                  -   Your Account Value in the Fixed Account; plus
                  -   the value of Your Loan Account, if any.

                  CASH VALUE
                  A Withdrawal Charge will be subtracted from the Account Value to determine the Cash Value. The Withdrawal Charges are shown on the Interest and Charges page.

                  SURRENDER VALUE
                  Your Surrender Value is equal to Your Cash Value, minus the Contract Fee, and minus any Indebtedness.

                  ACCOUNT VALUE IN FIXED ACCOUNT
                  The Account Value in the Fixed Account on the Contract Date is equal to the Initial Payment less the Monthly Deduction for the first contract month.

                  On each Monthly Date, the Account Value in the Fixed Account is equal to:

                  - the Account Value in the Fixed Account on the preceding Monthly Date with one month's interest; plus
                  - the Account Values transferred to the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus
                  - the Account Values transferred from the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus
                  - all withdrawals from the Fixed Account since the preceding Monthly Date plus interest from the date of the withdrawal to the Monthly Date; minus
                  - the portion of the Monthly Deduction allocated to the Account Value in the Fixed Account, to cover the contract month following the Monthly Date.

                  On any date other than a Monthly Date, the Account Value will be calculated on a consistent basis.

                  SUB-ACCOUNT VALUES
                  Amounts allocated to sub-accounts are applied to provide Accumulation Units in each sub-account. An Accumulation Unit is used to calculate the value of a sub-account. The number of Accumulation Units credited to each sub-account is determined by dividing the amount allocated to a sub-account by the dollar value of one Accumulation Unit for such sub-account. The number of Your Accumulation Units is not affected by any subsequent change in the value of the units. The Accumulation Unit values in each sub-account may increase or decrease daily.

                  SUB-ACCOUNT ACCUMULATION UNIT VALUE
                  The Accumulation Unit value for each sub-account will vary to reflect the investment experience of the applicable sub-account and will be determined on each Valuation Day by multiplying the Accumulation Unit value of the particular sub-account on the preceding Valuation Day by a net investment factor for that sub-account for the Valuation Period then ended. The net investment factor for each sub-account is equal to the net asset value per share of the corresponding investment at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that investment in the Valuation Period then ended) divided by the net asset value per share of the corresponding investment at the beginning of the Valuation Period, less the Separate Account Expense Charge.

                  While We are not currently making a provision for current taxes, any new taxes or increase in taxes attributable to the operations of the Separate Account, We reserve the right to deduct such a charge from the Accumulation Unit value.

                  SUB-ACCOUNT ACCUMULATION VALUE
                  Your accumulation value in any sub-account equals:

                  - the number of Your Accumulation Units in that sub-account on the Valuation Day;
                  - multiplied by that sub-account's Accumulation Unit value on the Valuation Day.

                  EMERGENCY PROCEDURE
                  With the exception of weekends or holidays, if a national stock exchange is closed, or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission (SEC) so that We cannot value the sub-accounts, or as otherwise ordered by the SEC, We may postpone all procedures which require valuation of the sub-accounts until valuation is possible. Any provision of this contract which specifies a Valuation Day will be superseded by the emergency procedure.

                  COST OF INSURANCE
                  The Cost of Insurance is determined on the Monthly Date and is computed as follows:

                  - Divide the Death Benefit on the first day of the contract month by 1 plus the Guaranteed Monthly Equivalent Interest Rate shown on the Interest and Charges page;
                  - Reduce the result by the Account Value on that day before computing the Monthly Deduction for the Cost of Insurance; and
                  - Multiply the difference by the Cost of Insurance Rate for that month divided by 1000.

                  COST OF INSURANCE RATE
                  The Cost of Insurance Rate is the rate applied to the insurance under this contract to determine the Cost of Insurance. It is based on the Attained Age, sex and rating classification of the Insured. The Cost of Insurance Rate will not be greater than the guaranteed rates shown in the Table of Guaranteed Monthly Maximum Cost of Insurance Rates (see pages 21 and 22).

                  MONTHLY DEDUCTION
                  A Monthly Deduction is made for the Cost of Insurance, Contract Fee, the Expense Charge on the Fixed Account and the cost of any Additional Benefit Agreements. The Monthly Deduction for a contract month will be calculated by adding:

                     -   the Contract Fee, if due;
                     -   the Expense Charge on the Fixed Account;
                     -   the Cost of Insurance for the contract month; and
                     -   the cost for the contract month of any Additional
                         Benefits.

                  The Expense Charge on the Fixed Account will be deducted from Your Fixed Account balance. The remainder of the Monthly Deduction for a contract month will be allocated among the Fixed Account and the sub-accounts of the Separate Account in proportion to the Account Value in each account. When determining these proportions, the Account Values are used net of any Indebtedness at the beginning of the month. The Monthly Deduction for each date that falls on a contract anniversary also includes the Contract Fee.

                  CONTRACT FEE
                  On each contract anniversary, the Contract Fee shown on the Interest and Charges page will be deducted from the Fixed Account and the sub-accounts in proportion to the Account Value in each account. The Contract Fee is also deducted upon full surrender of this contract.

                  FIXED ACCOUNT EXPENSE CHARGE
                  On each Monthly Date, an expense charge equal to the monthly equivalent of the annual rate as shown on the Interest and Charges page is deducted from the Fixed Account.

                  INTEREST RATES
                  The Guaranteed Interest Rate for the Fixed Account is shown on the Interest and Charges page. Interest rates are expressed as effective annual rates. The rate is compounded daily and is used to calculate Account Values of the Fixed Account. We may credit interest in excess of the Guaranteed Interest Rate. Such excess interest will be at Our sole discretion.

                  The Account Value allocated to the Fixed Account will be guaranteed and the rate of interest will be guaranteed for at least the balance of the contract year. We determine interest rates in accordance with market conditions and other factors. We may change the rate guaranteed on new allocations at any time. This may cause the guaranteed interest rate on Account Values at the beginning of a contract year to differ from the guaranteed rate on values transferred in at a later date. Once We guarantee an interest rate for an amount in the Fixed Account, We will not change it until the end of the current guarantee period.

                  Interest on Indebtedness will be credited on each contract anniversary at the Guaranteed Interest Rate for the Fixed Account, as shown on the Interest and Charges page.

                  BASIS OF VALUES
                  The method used in computing Account Values and reserves in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. A detailed statement of the method of computing values has been filed with the Insurance Department of the state in which the Group Contract was issued for delivery. All contract values are equal to or in excess of the minimum values required and all comply with the laws of that state.

SEPARATE          SEPARATE ACCOUNT
ACCOUNT           The assets of the Separate Account will be used to provide
PROVISIONS        values and benefits under this contract and any similar
                  policies. The assets of the Separate Account are owned by Us and cannot be charged with liabilities which may arise from any other business the Company may conduct. The assets of the Separate Account are not part of Our general account. We may transfer to Our general account any assets of the Separate
                  Account which exceed the reserves and other contract liabilities of the account. Unless otherwise permitted by law, the investment policy of the Separate Account will not be changed without the express or deemed approval of the state where this contract was issued for delivery.

                  INVESTMENT ALLOCATIONS
                  The Separate Account is divided into several sub-accounts. We use amounts allocated to a sub-account to buy shares or units of the investment option shown in the prospectus for that sub-account. The Initial Payment is initially allocated to the Fixed Account. Subsequently, the payment will be allocated as You requested in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of Your contract.

                  SUBSTITUTION
                  We may substitute another underlying investment without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or if We determine it is no longer appropriate for the purposes of this contract. No substitution will be made without notice to You and without the prior approval of the SEC and the state where this contract was issued for delivery, if required. Should a substitution, addition or deletion occur, You will be allowed to select from the then current sub-accounts and substitution may be made with respect to both existing payments and the investment of future payments.

                  TRANSFERS
                  You may transfer Account Values among the sub-accounts or from the sub-accounts into the Fixed Account, upon request. The value transferred from any sub-account must be at least $250 or the entire balance, if less. The Account Value remaining in a sub-account after any transfer must be at least $500. If the balance remaining in a sub-account as a result of a transfer is less than $500, We may require You to transfer the entire balance.

                  Transfers may be subject to a transfer charge. This charge will not exceed $25. A transfer of all of the Account Value from the Separate Account to the Fixed Account will not be subject to a transfer charge.

                  Transfers from the Fixed Account to the sub-accounts must occur within 60 days after each contract anniversary. The largest amount that may be transferred out in each contract year is the greater of the amount transferred in the prior contract year or 20% of the balance in the Fixed Account. A transfer of all of the Account Value from the Separate Account to the Fixed Account will not be subject to a transfer charge.

                  We may modify the transfer privilege at any time, upon approval of the Insurance Department of the state in which this contract was issued for delivery.

                  SEPARATE ACCOUNT EXPENSE CHARGE
                  On each Valuation Day, an expense charge equal to the daily equivalent of the annual rate as shown on the Interest and Charges page is deducted proportionately from the sub-accounts.

REPORTS           ANNUAL REPORT
                  At least once each year, We will send You a report which shows:
                  -   the current Death Benefit;
                  -   the current Account Value;
                  -   the current Cash Value;
                  -   the Payments paid;
                  -   investment gain/loss;
                  -   any Indebtedness;
                  -   the Cost of Insurance;
                  -   the Expense Charge;
                  -   the current Surrender Value; and
                  - any other information required by the state in which the Group Contract was issued for delivery.

                  ILLUSTRATION OF BENEFITS
                  During any contract year, We will provide You with one illustration of hypothetical future Account Values and Death Benefits at any time upon Written Request. We may charge a reasonable fee for any subsequent illustrations during the same contract year. However, the fee will not be greater than $25.

CONTRACT          LOANS
LOANS             Your contract has a Loan Value which is equal to 90% of the
                  Cash Value (see page 8) as of the date of the loan. Loans must be at least $250. You may borrow the Loan Value by assigning this contract to Us as security for the loan. The assignment form must be satisfactory to Us. Loans may be made at any time while an Insured is covered under this contract. We may defer the granting of a loan for up to 6 months.

                  You may decide the proportions in which to allocate the contract loan among the sub-accounts of the Separate Account. If You do not specify the allocation, then the contract loan will be allocated among the sub-accounts of the Separate Account and the Fixed Account in proportion to the Account Value in each account. The Account Value equal to the portion of the contract loan allocated to a sub-account and the Fixed Account will be transferred from that sub-account and the Fixed Account to the Loan Account and the Account Value in that sub-account and the Fixed Account will be reduced by the amount transferred. If loan interest is not paid when due, an amount of Account Value equal to the loan interest will also be transferred.

                  If on any contract anniversary, this contract's Indebtedness exceeds the Account Value in the Loan Account, We will transfer Account Value equal to the excess Indebtedness from the Fixed Account and the sub-accounts of the Separate Account to the Loan Account as security for the excess debt in the same manner as the original loan. We will not delay a policy loan if it is needed to pay premiums on policies with Us.

                  PREFERRED LOAN
                  The amount available for a Preferred Loan is the earnings of this contract since its inception.

                  Earnings equals (A) minus (B) minus (C) minus (D) plus (E); where
                  (A) is the Account Value;
                  (B) is total payments made;
                  (C) is the preferred loan balance;
                  (D) is accrued loan interest; and

                  (E) is all prior partial withdrawals in excess of earnings.

                  LOAN INTEREST
                  Interest on contract loans equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Interest and Charges page, plus 2%. Interest on Preferred Loans equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Interest and Charges page. Interest will accrue daily from the date of the loan, and is due on each contract anniversary. Unpaid interest will be added to existing Indebtedness, and will accrue interest at the same rate. If the total Indebtedness on this contract equals or exceeds the Cash Value, this contract will enter the Grace Period.

                  REPAYMENT
                  While this contract is in force during the Insured's lifetime, any loan may be repaid in whole or in part. When a loan repayment is made, the Account Value in the Loan Account will be reduced by the loan repayment, and this amount will be allocated proportionately among the Fixed Account and sub-accounts of the Separate Account.

WITHDRAWAL        WITHDRAWAL
                  You may withdraw from this contract its full Surrender Value upon Written Request at any time during the lifetime of the Insured and while an Insured is covered under the Group
                  Contract. Upon withdrawal of the full Surrender Value, this contract will terminate.

                  You may also make a partial withdrawal under this contract. Partial withdrawals must be at least $250. For any partial withdrawal after the first in any contract year, We may charge a transaction fee of the lesser of $25 or 2% of the amount of the partial withdrawal. You may select the sub-accounts from which to deduct the amount of the partial withdrawal. If You do not indicate where the funds will be deducted from, the amount of the partial withdrawal will be deducted on a pro rata basis from the sub-accounts and the Fixed Account. The Initial Death Benefit is reduced on the date of the partial withdrawal in the same proportion that the Account Value was reduced. If a partial withdrawal less any applicable Withdrawal Charge, as described below, reduces the Account Value to below Our current minimum, then the withdrawal request will be treated as a request to withdraw the full Surrender Value.

                  We may defer the payment of Your withdrawal from the Fixed Account for up to 6 months.

                  WITHDRAWAL CHARGE
                  Unless waived by Us, a Withdrawal Charge will be deducted from the Account Value in the event of a withdrawal.

                  For a full withdrawal, the Withdrawal Charge is calculated by multiplying (B) by (C) and subtracting the product from (A), where:

                  (A) is the Initial Payment multiplied by the applicable
                      percentage rate from the Table of Withdrawal Charges;
                  (B) is each previous withdrawal charge collected; and
                  (C) is the Withdrawal Charge percentage in effect at the time of a full withdrawal divided by the Withdrawal Charge percentage at the time each withdrawal was made.

                  For a partial withdrawal, the Withdrawal Charge is calculated by multiplying the applicable percentage rate from the Table of Withdrawal Charges by the amount of the partial withdrawal. The total of the Withdrawal Charges in a contract year may not be greater than the applicable percentage rate from the Table of Withdrawal Charges multiplied by the portion of the Initial Payment not previously withdrawn as of the beginning of the contract year.

                  WAIVER OF WITHDRAWAL CHARGE

                  We will waive the Withdrawal Charge on that portion of a withdrawal not exceeding the greater of:
                  - 10% of the Account Value less any prior partial withdrawals and Preferred Loans taken during the contract year; or
                  - the earnings of the contract since its inception (see page 12).

                  We will also waive the Withdrawal Charge in the event of a Qualifying Medical Stay. To qualify for this waiver:

                  - the Insured must have a Qualifying Medical Stay which begins after the first contract year and lasts at least 45 days during any continuous 60 day period; or
                  - the Insured's spouse must have a Qualifying Medical Stay which begins after the first contract year and lasts at least 45 days during any continuous 60 day period; and
                  - You must mail Your Written Request for this waiver, together with proof, satisfactory to Us, of the stay, within 180 days of initial eligibility.

                  If the Insured's spouse had a Qualifying Medical Stay within 45 days prior to the Contract Date, a waiver of the Withdrawal Charge will not be considered for the Insured's spouse, until the later of:

                  -   6 months from the date of the last Qualifying Medical
                      Stay; or
                  -   the first contract anniversary.

                  Qualifying Medical Stay means: 1) confinement in a Qualifying Institution; and 2) treatment by a Qualifying Medical Professional.

                  Qualifying Institution means a licensed hospital or licensed skilled or intermediate care nursing facility at which: 1) medical treatment is available on a daily basis; and 2) daily medical records are kept on each patient. It does not include:
                  1) a facility whose purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care; or 2) a place mainly for rest.

                  A Qualifying Medical Professional is a legally qualified practitioner of the healing arts who is: 1) acting within the scope of his or her license; 2) not a resident of Your household; and 3) not a member of Your immediate family (children, grandchildren, parents, grandparents, siblings and their spouses).

                  Treatment means the rendering of medical care or advice related to a specific medical condition. Treatment includes diagnosis and subsequent care. It does not include routine monitoring unless medically necessary.

ACCELERATED       THE RECEIPT OF AN  ACCELERATED  DEATH  BENEFIT MAY BE TAXABLE.
DEATH             YOU SHOULD CONSULT YOUR PERSONALS TAX OR LEGAL ADVISOR BEFORE
BENEFIT           APPLYING FOR THIS BENEFIT.
PROVISION

                  THE DEATH BENEFIT, ACCOUNT VALUE AND LOAN VALUE WILL BE REDUCED IF AN ACCELERATED DEATH BENEFIT IS PAID.

                  ACCELERATED DEATH BENEFIT
                  If, while this contract is in force, We receive proof, satisfactory to Us, that the Insured either:
                  (1) has a Terminal Condition; or
                  (2) is Chronically Ill;
                  We will pay a portion of the contract's Death Benefit to You as an Accelerated Death Benefit.

                  The balance of the Death Benefit is payable upon the Insured's Death. Only one Accelerated Death Benefit payment is payable under this contract.

                  DEFINITION OF TERMINAL CONDITION
                  Terminal Condition means a medical condition which is expected to result in the Insured's death within 24 months from the date of the medical certification submitted to Us in connection with the application for the Accelerated Death Benefit and from which there is no reasonable prospect of recovery. Such Terminal Condition must be certified by a physician who meets the definition of a physician under
                  Section 101(g) of the Internal Revenue Code.

                  DEFINITION OF CHRONICALLY ILL
                  Chronically Ill means any Insured who has been certified by a licensed health care practitioner within the last 12 months as:
                  (1) being unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or
                  (2) requiring substantial supervision to protect such
                      individual from threats to health and safety due to severe cognitive impairment.
                  Such licensed health care practitioner must meet the definition of a licensed health care practitioner under
                  Section 7702B(c) of the Internal Revenue Code.

                  ACTIVITIES OF DAILY LIVING
                  The activities of daily living prescribed in item (1) above are:
                  -   eating
                  -   toileting
                  -   transferring
                  -   bathing
                  -   dressing
                  -   continence

                  AMOUNT OF ACCELERATED DEATH BENEFIT
                  We first calculate the Benefit Base, which equals the Death Benefit as defined in the DEATH BENEFIT section of this contract (before subtracting any Indebtedness).

                  We then calculate the Maximum Available Accelerated Death Benefit by multiplying the Benefit Base by 90%.

                  You may elect all or a portion of this Maximum Available Accelerated Death Benefit. However, the amount elected may not be less than $10,000, nor greater than $250,000. Additionally, the Initial Death Benefit for this contract remaining in force must be no less than $10,000.

                  You will receive less than the amount You elect because We:
                  (1) discount the amount You receive because it is an early payment;
                  (2) deduct a processing fee, not to exceed $100; and
                  (3) repay and reduce any Indebtedness by the percentage of
                      Death Benefit accelerated.

                  In discounting the amount You elect, We will assume that the Death Benefit would have been paid 24 months after the date the Accelerated Death Benefit is paid. The discount rate will equal the greater of:
                  (1) the current yield on 90 day treasury bills; or
                  (2) the current maximum statutory adjustable contract loan interest rate based on the greater of:
                      (a) Moody's Corporate Bond Yield Averages-Monthly Average Corporates-published by Moody's Investors Services, Inc., or any successor thereto for the calendar month ending two months before the date of application for an accelerated payment; and (b) the contract's Guaranteed Annual Interest Rate for the Fixed Account rate plus 1%.

                  No Withdrawal Charge will apply when You receive an Accelerated Death Benefit.

                  TERMINAL CONDITION OPTION
                  This option provides that the Accelerated Death Benefit will be paid to You in equal monthly installments for 12 months. For each $1,000 of Accelerated Death Benefit, each payment will be at least $84.65. This assumes an annual interest rate of 3.5%.

                  If the Insured dies before all the payments have been made, We will pay the Beneficiary in one sum. The one sum payment will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

                  If You do not want monthly payments, We will pay You the Accelerated Death Benefit in one sum, upon Written Request. Such payment will be calculated described in the Amount of Accelerated Death Benefit provision.

                  CHRONICALLY ILL PAYMENT OPTION
                  This option provides level monthly payments for the number of years shown in the table that follows. For each $1,000 of Accelerated Death Benefit, each payment will be at least the minimum amount shown in the table. The table uses an annual interest rate of 3.5%; We may use a higher rate.

                        ATTAINED                     PAYMENT                  MINIMUM MONTHLY
                         AGE OF                     PERIOD IN                PAYMENT FOR EACH
                         INSURED                      YEARS            $1,000 OF DISCOUNTED BENEFIT
                        64 and under                    10                         $9.83
                        65-67                            8                         $11.90
                        68-70                            7                         $13.38
                        71-73                            6                         $15.35
                        74-77                            5                         $18.12
                        78-81                            4                         $22.27
                        82-86                            3                         $29.19
                        87 and over                      2                         $43.05

                  If the Insured dies before all the payments have been made, We will pay the beneficiary in one sum. The one sum We pay will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

                  If We agree, You may choose a longer payment period than that shown in the table; if You do, monthly payments will be reduced so that the present value of the payments is the same. We will use an interest rate of at least 3.5%.

                  We reserve the right to set a maximum monthly benefit that We will pay under this option.

                  If We do so, it will be at least $5,000.

                  If You do not want monthly payments, We will pay You the Accelerated Death Benefit in one sum, upon Written Request. Such payment will be calculated as described in the Amount of Accelerated Death Benefit provision with the exception of the period over which the payment will be discounted. The lump sum payment will be discounted over a period not less than the Payment Period in Years section of this provision. If the Insured dies before the end of the discount period, We will recalculate the Accelerated Benefit based upon the number of years between the end of the discount period and the date of death. The Beneficiary will be paid the difference between this recalculated amount and the amount that was received, minus the processing fee.

                  EFFECT ON THIS CONTRACT
                  When We pay the Accelerated Death Benefit, We will calculate a percentage which equals:
                  (1) the amount You elect to receive (before any reductions);
                      divided by
                  (2) the Benefit Base.

                  We will reduce by that percentage:
                  (1) the Initial Death Benefit;
                  (2) the Account Value; and
                  (3) any Indebtedness.

                  Any future Monthly Deductions, Cost of Insurance charges, or Withdrawal Charges will be based on the reduced amount of insurance.

                  Once We approve Your claim, We will send You a new Contract Information page with these changes. The subsequent payment of a Death Benefit or Maturity Benefit of this contract will constitute full settlement of the obligations of the Group Contract and of this contract.

                  CONDITIONS

                  Your right to receive the Accelerated Death Benefit is subject to the following conditions:
                  (1) We must receive evidence, satisfactory to Us, of the
                      Insured's eligibility for this Benefit. Evidence satisfactory to Us, may include, but is not limited to:
                      - the records of the Insured's attending physician, including a prognosis of the Insured;
                      -   all pertinent facts concerning the Insured's health;
                          and
                      - a medical examination of the Insured conducted by a physician chosen by Us and at Our expense. If there is a difference of opinion as to the prognosis of the Insured, the opinion of a licensed physician, acceptable to both Us and the Insured, will control.
                  (2) You must choose the option in writing in a form that meets
                      Our needs.
                  (3) If You have assigned all or a portion of this contract,
                      You must also give Us a signed consent form from the assignee.
                  (4) All beneficiaries must consent in writing to the payment of the Accelerated Death Benefit on the date the Benefit is requested.
                  (5) You must send Us this contract.

                  EXCEPTIONS
                  This Benefit will not be paid if:
                  (1) the Insured is required by a governmental agency to claim this Benefit in order to apply for, receive, or continue a government benefit or entitlement;
                  (2) the Insured is required by law to use this Benefit to meet the claims of creditors, whether in bankruptcy or otherwise;

                  (3) all or part of this contract's Death Benefit must be paid to the Insured's children or spouse or former spouse as part of a divorce decree, separate maintenance or property settlement contract; or
                  (4) the Insured is married and lives in a community property state, unless the Insured's spouse has given Us signed written consent.

TERMINATION       TERMINATION OF AN INSURED'S COVERAGE
                  An Insured's coverage under the Group Contract will terminate when one of the following events occur:
                  -   an Insured dies;
                  -   an Insured's coverage matures;
                  -   the date an Insured's coverage ends without value; or
                  -   the date an Insured's coverage is surrendered for its
                      Surrender Value.

                  CONTINUATION OF INSUREDS' COVERAGE AFTER DISCONTINUANCE
                  If the Group Contract is discontinued, any insurance then in effect will remain in force under this contract, provided it is not cancelled or surrendered by the Owner.

                  DELAY OF PAYMENT
                  We will pay Surrender Values, withdrawals and contract loans allocated to the Separate Account within seven days after We receive Your Written Request. We will pay death Proceeds allocated to the Separate Account within seven days, only after We receive Your Written Request and receive proof, satisfactory to Us, of the Insured's death. Payment may be delayed if:

                  - the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or
                  - an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the sub-accounts; or
                  - the SEC, by order, permits postponement for the protection of contract owners.

PAYMENT OF        PAYMENT
PROCEEDS          The Proceeds of this contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to You before the Insured's death, and to the Beneficiary after the Insured's death.

                  Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the Insured's death. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

PAYMENT OF        PAYMENT OF PROCEEDS OPTIONS
PROCEEDS          The Proceeds may be applied under one of the following
OPTIONS           Options. An Option must be selected by Written Request. You may select an Option during the Insured's lifetime. If You have not selected an Option before the Insured's death, the Beneficiary may choose one. We will not permit surrenders or partial withdrawals after payments under a proceeds option involving life contingencies commence.

                  THE OPTIONS
                  1. INTEREST. We will pay interest monthly on Proceeds left on deposit with Us. We will declare the interest rate each year. It will never be less than 3 1/2% a year.
                  2. FIXED AMOUNT. We will pay equal monthly installments, first payment immediately, until the Proceeds and the interest have been exhausted. Interest will be credited on unpaid balances at the rate which We will declare each year. It will never be less than 3 1/2%, compounded annually.

                  3. FIXED PERIOD. We will pay equal monthly installments, first payment immediately, for not more than 25 years. The minimum amount of each installment may be determined from the OPTION 3 TABLE on page 20. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually.

                  4. LIFE INCOME. We will pay equal monthly installments, first payment immediately, for the lifetime of the payee with or without a guaranteed period. The minimum amount of each installment may be determined from the OPTION 4 TABLE on page
                  20. This table is based on the 1983a Individual Annuity Mortality Table, adjusted to include 10 years of mortality improvement under Projection Scale G. Installment payments for ages not listed in the table will be provided upon request. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually. The guaranteed period selected may be:
                  (1) 10 years; (2) 15 years; or (3) 20 years.

                  5. OTHER PAYMENT. We will pay the Proceeds in any other manner that may be mutually agreed upon.

                  AVAILABILITY
                  No Option may be selected unless the amount to be applied is more than $2,000 and will provide an installment payment of at least $20. Unless We consent, these Options will not be available if the payee is an assignee, administrator, executor, trustee, association, partnership or corporation.

                  ADDITIONAL INTEREST
                  At Our discretion, additional interest may be declared annually on all Payment Options. This interest will lengthen the period under Option 2, and increase the installment amounts under Options 3 and 4.

                                 OPTION 3 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

NUMBER       MONTHLY    NUMBER     MONTHLY    NUMBER     MONTHLY    NUMBER      MONTHLY    NUMBER     MONTHLY
OF YEARS     PAYMENT    OF YEARS   PAYMENT    OF YEARS   PAYMENT    OF YEARS    PAYMENT    OF YEARS   PAYMENT
   1         $84.65        6       $15.35        11       $9.09        16        $6.76        21       $5.56
   2          43.05        7        13.38        12        8.46        17         6.47        22        5.39
   3          29.19        8        11.90        13        7.94        18         6.20        23        5.24
   4          22.27        9        10.75        14        7.49        19         5.97        24        5.09
   5          18.12       10         9.83        15        7.10        20         5.75        25        4.96

                                 OPTION 4 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

                    MALE                                                        FEMALE
---------------------------------------------------------------------------------------------------------------------
              NO      GUARANTEED  GUARANTEED  GUARANTEED                 NO      GUARANTEED  GUARANTEED  GUARANTEED
          GUARANTEED    PERIOD      PERIOD      PERIOD               GUARANTEED    PERIOD      PERIOD      PERIOD
 AGE        PERIOD     10 YEARS    15 YEARS    20 YEARS      AGE       PERIOD     10 YEARS    15 YEARS    20 YEARS
---------------------------------------------------------------------------------------------------------------------
  50         $4.45       $4.41      $4.36       $4.29        50        $4.11       $4.09        $4.07      $4.04
  51          4.52        4.47       4.42        4.34        51         4.16        4.15         4.12       4.09
  52          4.59        4.55       4.48        4.40        52         4.22        4.20         4.18       4.14
  53          4.67        4.62       4.55        4.45        53         4.29        4.27         4.24       4.19
  54          4.76        4.70       4.62        4.51        54         4.36        4.33         4.30       4.24

  55          4.85        4.78       4.70        4.57        55         4.43        4.40         4.36       4.30
  56          4.94        4.87       4.77        4.63        56         4.50        4.47         4.42       4.36
  57          5.04        4.96       4.85        4.70        57         4.58        4.54         4.49       4.42
  58          5.15        5.06       4.93        4.76        58         4.67        4.62         4.57       4.48
  59          5.26        5.16       5.02        5.82        59         4.76        4.71         4.64       4.55

  60          5.39        5.26       5.11        4.89        60         4.85        4.80         4.72       4.61
  61          5.52        5.38       5.20        4.95        61         4.95        4.89         4.81       4.68
  62          5.66        5.50       5.29        5.01        62         5.06        4.99         4.89       4.75
  63          5.80        5.62       5.39        5.08        63         5.18        5.10         4.98       4.82
  64          5.96        5.75       5.49        5.14        64         5.30        5.21         5.08       4.89

  65          6.14        5.89       5.58        5.20        65         5.43        5.32         5.18       4.96
  66          6.32        6.03       5.68        5.26        66         5.57        5.45         5.28       5.03
  67          6.51        6.18       5.78        5.31        67         5.72        5.58         5.38       5.10
  68          6.72        6.33       5.88        5.37        68         5.89        5.72         5.49       5.17
  69          6.94        6.49       5.98        5.42        69         6.06        5.86         5.60       5.23

  70          7.18        6.65       6.08        5.46        70         6.25        6.01         5.71       5.30
  71          7.44        6.82       6.18        5.50        71         6.45        6.18         5.82       5.36
  72          7.71        6.99       6.27        5.54        72         6.67        6.34         5.93       5.41
  73          7.99        7.16       6.36        5.58        73         6.91        6.52         6.04       5.46
  74          8.30        7.33       6.44        5.61        74         7.17        6.70         6.15       5.51

  75          8.63        7.51       6.52        5.63        75         7.45        6.89         6.26       5.55
  76          8.99        7.68       6.60        5.66        76         7.75        7.08         6.36       5.59
  77          9.37        7.86       6.67        5.68        77         8.08        7.28         6.45       5.62
  78          9.77        8.03       6.73        5.69        78         8.43        7.48         6.54       5.65
  79         10.21        8.19       6.79        5.71        79         8.81        7.68         6.62       5.67
  80         10.67        8.36       6.84        5.72        80         9.22        7.88         6.70       5.69

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK
                                   NON-TOBACCO

             ATTAINED     MONTHLY COST OF       ATTAINED    MONTHLY COST OF     ATTAINED    MONTHLY COST OF
               AGE         INSURANCE RATE         AGE        INSURANCE RATE       AGE        INSURANCE RATE

                          MALE      FEMALE                   MALE     FEMALE                MALE      FEMALE
                0        0.2193     0.1567         35       0.1442    0.1259       70      3.0703     1.8585
                1        0.0859     0.0701         36       0.1517    0.1342       71      3.4033     2.0584
                2        0.0826     0.0667         37       0.1617    0.1442       72      3.7600     2.3037
                3        0.0809     0.0651         38       0.1726    0.1551       73      4.1934     2.5976
                4        0.0776     0.0642         39       0.1843    0.1667       74      4.6701     2.9361

                5        0.0734     0.6254         40       0.1984    0.1809       75      5.1801     3.3143
                6        0.0692     0.0609         41       0.2134    0.1959       76      5.7192     3.7239
                7        0.0651     0.0592         42       0.2293    0.2109       77      6.2835     4.1631
                8        0.0626     0.0584         43       0.2468    0.2259       78      6.8762     4.6390
                9        0.0617     0.0576         44       0.2660    0.2409       79      7.5161     5.1666
                10       0.0626     0.0567         45       0.2876    0.2576       80      8.2238     5.7673
                11       0.0676     0.0584         46       0.3110    0.2751       81      9.0181     6.4590
                12       0.0767     0.0609         47       0.3360    0.2943       82      9.9157     7.2573
                13       0.0892     0.0642         48       0.3635    0.3143       83      10.9129    8.1594
                14       0.1034     0.0684         49       0.3935    0.3368       84      11.9904    9.1556

                15       0.1134     0.0717         50       0.4277    0.3618       85      13.1242   10.2354
                16       0.1234     0.0751         51       0.4669    0.3894       86      14.3000   11.3917
                17       0.1309     0.0776         52       0.5120    0.4211       87      15.5000   12.6232
                18       0.1359     0.0801         53       0.5637    0.4561       88      16.7191   13.9315
                19       0.1392     0.0826         54       0.6213    0.4920       89      17.9749   15.3273

                20       0.1401     0.0842         55       0.6855    0.5303       90      19.2858   16.8225
                21       0.1384     0.0859         56       0.7556    0.5687       91      20.6825   18.4527
                22       0.1359     0.0867         57       0.8299    0.6063       92      22.2180   20.2807
                23       0.1326     0.0884         58       0.9125    0.6438       93      24.0437   22.4383
                24       0.1292     0.0901         59       1.0052    0.6864       94      26.5035   25.2231

                25       0.1251     0.0917         60       1.1088    0.7364       95      30.2074   29.2496
                26       0.1226     0.0942         61       1.2240    0.7982       96      36.3581   35.7221
                27       0.1209     0.0959         62       1.3569    0.8750       97      47.2118   46.8683
                28       0.1201     0.0984         63       1.5073    0.9693       98      66.2071   66.0943
                29       0.1201     0.1017         64       1.6745    1.0754       99      82.5000   81.6667

                30       0.1209     0.1042         65       1.8577    1.1898
                31       0.1234     0.1076         66       2.0559    1.3084
                32       0.1267     0.1109         67       2.2685    1.4296
                33       0.1317     0.1151         68       2.4996    1.5550
                34       0.1376     0.1201         69       2.7560    1.6946

Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK
                                     TOBACCO

             ATTAINED      MONTHLY COST OF      ATTAINED     MONTHLY COST OF   ATTAINED     MONTHLY COST OF
               AGE          INSURANCE RATE         AGE       INSURANCE RATE       AGE        INSURANCE RATE
                          MALE      FEMALE                   MALE     FEMALE                MALE      FEMALE
                0        0.2193     0.1567         35       0.2268    0.1676       70      4.7492     2.4376
                1        0.0859     0.0701         36       0.2434    0.1817       71      5.1624     2.6722
                2        0.0826     0.0667         37       0.2643    0.1984       72      5.6299     2.9596
                3        0.0809     0.0651         38       0.2876    0.2176       73      6.1485     3.3017
                4        0.0776     0.0642         39       0.3143    0.2384       74      6.7174     3.6920
                5        0.0734     0.0626         40       0.3452    0.2635       75      7.3258     4.1186
                6        0.0692     0.0609         41       0.3785    0.2901       76      7.9486     4.5725
                7        0.0651     0.0592         42       0.4152    0.3168       77      8.5746     5.0471
                8        0.0626     0.0584         43       0.4553    0.3435       78      9.2082     5.5490
                9        0.0617     0.0576         44       0.4995    0.3702       79      9.8715     6.0962
                10       0.0626     0.0567         45       0.5462    0.3985       80      10.5868    6.7098
                11       0.0676     0.0584         46       0.5946    0.4277       81      11.3746    7.4070
                12       0.0767     0.0609         47       0.6471    0.4578       82      12.2491    8.2009
                13       0.0892     0.0642         48       0.7039    0.4903       83      13.1961    9.1191
                14       0.1034     0.0684         49       0.7656    0.5262       84      14.1843   10.1164
                15       0.1467     0.0801         50       0.8341    0.5645       85      15.1804   11.1778
                16       0.1634     0.0842         51       0.9117    0.6054       86      16.1604   12.2952
                17       0.1751     0.0884         52       0.9994    0.6521       87      17.1682   13.4579
                18       0.1843     0.0926         53       1.0988    0.7039       88      18.2203   14.6722
                19       0.1901     0.0951         54       1.2073    0.7565       89      19.2685   15.9376
                20       0.1934     0.0976         55       1.3235    0.8107       90      20.3284   17.3441
                21       0.1934     0.0992         56       1.4463    0.8641       91      21.4331   18.8626
                22       0.1901     0.1017         57       1.5759    0.9142       92      22.7172   20.5523
                23       0.1868     0.1042         58       1.7121    0.9635       93      24.3689   22.5437
                24       0.1817     0.1067         59       1.8585    1.0161       94      26.6300   25.2231
                25       0.1759     0.1092         60       2.0216    1.0787       95      30.2074   29.2496
                26       0.1726     0.1134         61       2.2057    1.1572       96      36.3581   35.7221
                27       0.1709     0.1167         62       2.4134    1.2583       97      47.2118   46.8683
                28       0.1709     0.1209         63       2.6454    1.3811       98      66.2071   66.0943
                29       0.1734     0.1259         64       2.8993    1.5182       99      82.5000   81.6667
                30       0.1776     0.1317         65       3.1684    1.6628
                31       0.1834     0.1367         66       3.4502    1.8100
                32       0.1909     0.1426         67       3.7423    1.9522
                33       0.2009     0.1501         68       4.0489    2.0961
                34       0.2126     0.1584         69       4.3817    2.2526

Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

                              INTEREST AND CHARGES

INTEREST RATES
Guaranteed Annual Interest Rate For the Fixed Account      [3.50%]
Guaranteed Monthly Equivalent Interest Rate                           [0.28709%]


CONTRACT CHARGES
Contract Fee [$30.00] per year
Cost of Insurance as defined on page 9.
Fixed Account Expense Charge           [0.48%] per year
Separate Account Expense Charge        [1.65%] per year
Withdrawal Charge on Withdrawal as defined on page 13.

                           TABLE OF WITHDRAWAL CHARGES
           This table applies to the Initial Payment in the event of a
                      Withdrawal in the first [7] contract
                                     years.

       CONTRACT          PERCENTAGE              CONTRACT             PERCENTAGE
         YEAR                                      YEAR
         [1                9.75%                    5                   7.25%
          2                9.50%                    6                   5.00%
          3                9.25%                    7                   4.75%
          4                7.50%             8 and thereafter           0.00%]

MORTALITY TABLE
1980 Commissioners Standard Ordinary Age Last Birthday Smoker or Non-smoker

This contract may end before the Maturity Date if the payments are not sufficient to continue this contract to that date. If current values change, this will also affect the benefits.

[LOGO]LIBERTY
      MUTUAL(TM)



                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
                      A MEMBER OF THE LIBERTY MUTUAL GROUP










CERTIFICATE DESCRIPTION
This is a GROUP MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CERTIFICATE.
The Death Benefit is payable if the Insured dies while this contract is in force and before the Maturity Date. A Maturity Benefit is payable if the Insured is living on the Maturity Date. Death Benefit and Account Value may vary with investment and earnings experience and contract charges. This contract is not eligible for Dividends.